UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 15, 2014

BALLY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31558	88-0104066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 S. Bermuda Rd. Las Vegas, Nevada		89119
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New President and Chief Executive Officer

On May 15, 2014, Bally Technologies, Inc.  (the “Company”) announced that the board of directors of the Company (the “Board”) appointed Richard Haddrill as Chief Executive Officer effective May 23, 2014 (the “Effective Date”).  Prior to his appointment as Chief Executive Officer, Mr. Haddrill served as the non-executive Chairman of the Board.  On the Effective Date, David Robbins was appointed as the non-executive Chairman of the Board.  Consistent with the Company’s Corporate Governance Guidelines, upon Mr. Robbin’s appointment, the Company will not have an Independent Lead Director.  Mr. Haddrill has served as a member of the Board since 2003; his current director term will expire at the Annual Meeting of Shareholders in 2016.

On the Effective Date, Ramesh Srinivasan will no longer serve as President and Chief Executive Officer of the Company or as a member of the Board.  Upon cessation of his employment with the Company, Mr. Srinivasan became entitled to the severance benefits described in his employment agreement in accordance with the terms and conditions thereof.

In addition to serving as a member of the Board, from October 2004 to December 2012 Mr. Haddrill, aged 61, served as the Company’s Chief Executive Officer.  Mr. Haddrill previously was the Chief Executive Officer and a member of the board of directors of Manhattan Associates, Inc.

As compensation for his services as Chief Executive Officer, Mr. Haddrill will: (i) receive an annual base salary equal to $1,000,000, (ii) be eligible to participate in the Company’s annual incentive plan for senior executives (the “MIP”) with a target bonus opportunity equal to 150% of base salary and a maximum bonus opportunity equal to 200% of target, with any payout dependent on the Company’s actual performance against pre-established goals to be approved annually by the Company’s Compensation Committee (for the 2015 fiscal year the objective will be based on the Company’s earnings per share performance), (iii) be eligible for annual long-term equity awards with an aggregate annual target long-term equity opportunity (based on the amount that could be earned if target performance is achieved) at least equal to 340% of base salary, and unless otherwise determined by the Board of Directors and/or Compensation Committee, 60% of such annual long-term equity opportunity will be granted in the form of performance-based equity awards and 40% will be granted in the form of time-based equity awards, on terms and conditions determined by the Company’s Compensation Committee, (iv) receive a sign-on bonus equal to $200,000, in recognition of cash compensation opportunities forgone in connection with his hire as Chief Executive Officer and (v) also be entitled to other benefits, consistent with the those provided to the Company’s other senior executives, all of which will be memorialized in an employment agreement to be entered into between Mr. Haddrill and the Company. The employment agreement will have an initial three-year term, and will thereafter be automatically renewed up to a maximum of two times for successive one year periods unless either party gives written notice to the other party of its intention not to renew at least ninety days prior to the expiration of the applicable term.

If Mr. Haddrill’s employment with the Company is terminated by the Company without “Cause” or by Mr. Haddrill for “Good Reason”, each as will be defined in the employment agreement described above, Mr. Haddrill would receive a lump sum severance payment in an amount equal to his base salary for twenty-four months. Mr. Haddrill would also receive a pro-rata amount of the bonus under the MIP for the year of termination that Mr. Haddrill would have otherwise earned based upon actual performance through the end of the fiscal quarter that ended most recently prior to the date of termination. The vesting of Mr. Haddrill’s performance-based equity awards outstanding on the date of termination would be accelerated on a pro-rata basis, in a manner consistent with the terms of the equity awards, based upon actual performance through the date of termination (or, if applicable, the end of the most recent fiscal quarter prior to the date of termination). Finally, Mr. Haddrill would be entitled to up 18 months of continued health benefits.

If a termination without Cause or for Good Reason occurs within one year following a “Change of Control”, as will be defined in the employment agreement described above, Mr. Haddrill would receive a lump sum payment in an amount equal to his base salary for twenty-four months. Mr. Haddrill would also receive an amount equal to his target bonus under the MIP for the year of termination. Finally, the vesting of Mr. Haddrill’s equity awards outstanding on the date of termination would be accelerated in full, in a manner consistent with the terms of the equity awards, which, in the case of awards that vest based upon the attainment of performance targets, will be based upon actual performance through the date of the Change of Control (or, if applicable, the end of the most recent fiscal quarter prior to the Change of Control).

The Company’s obligation to pay any of the foregoing severance compensation will be conditioned in each case upon Mr. Haddrill’s execution of a release of claims and continued compliance with the restrictive covenants as will be set forth in the employment agreement.

If Mr. Haddrill terminates his employment with the Company other than for Good Reason and at the time of such termination he meets the definition of “normal retirement” under the Company’s applicable equity incentive plan, Mr. Haddrill would receive a pro-rata amount of the bonus under the MIP for the year of termination that Mr. Haddrill would have otherwise earned based upon actual performance through the end of the fiscal quarter that ended most recently prior to the date of termination. In addition, upon such retirement or upon such other termination of employment as approved by the Board of Directors, Mr. Haddrill’s then-outstanding equity awards would remain outstanding and eligible to vest in accordance with their existing terms (including satisfaction of performance-based vesting criteria) as if Mr. Haddrill’s employment had not terminated.

It is additionally anticipated that the employment agreement described above will include customary non-compete, non-solicitation, confidentiality and non-disparagement covenants.

On May 15, 2014, the Company issued a press release announcing the appointment of Mr. Haddrill as President and Chief Executive Officer, a copy of which is attached hereto as Exhibit 99.1

Appointment of Director

On May 15, 2014, the Company also announced that the Board has appointed Mr. Michael A. Klayko to the Board, effective as of July 1, 2014.  Mr. Klayko, an independent director, will serve as a Class II director, whose term will end at the Company’s 2014 Annual Meeting of Shareholders.  At this time, the Board has not determined which Board Committees Mr. Klayko will be appointed to.  Mr. Klayko will participate in the Company’s standard compensation program for non-management directors.

On May 15, 2014, the Company issued a press release announcing the appointment of Mr. Klayko as a member of the Board, a copy of which is attached hereto as Exhibit 99.1.  Biographical information regarding Mr. Klayko is included in such press release and such information is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibit.

(d)   Exhibits

99.1        Press release issued by the Company, dated May 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/Neil Davidson
Neil Davidson
Senior Vice President, Chief Financial Officer and Treasurer

Dated: May 21, 2014